Exhibit 3.29

Certificate of Formation

of

TruGreen LandCare L.L.C.

This Certificate of Formation of TruGreen LandCare L.L.C. is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1.                                  The name of the limited liability company is TruGreen LandCare L.L.C.

2.                                  The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on August 19, 1999.

The ServiceMaster Company

By:	/s/ Douglas W. Colber
Douglas W. Colber
Vice President and Legal Counsel

CERTIFICATE OF AMENDMENT

OF

TRUGREEN LANDCARE L.L.C.

1.      The name of the limited liability company is TruGreen LandCare L.L.C.

2.      The Certificate of Formation of the limited liability company is hereby amended as follows:

The managing member is changed to:

TruGreen Companies L.L.C.
860 Ridge Lake Blvd.
Memphis, TN 38120

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of TruGreen LandCare LLC. this 4th day of April, 2003

/s/ Robert C. von Gruben
Robert C. von Gruben
Vice President & Secretary